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                                   EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                     PROFESSIONAL VETERINARY PRODUCTS, LTD.


                                    ARTICLE I
                                      NAME

The name of this Corporation is:  Professional Veterinary Products, Ltd.

                                    ARTICLE II
                                     PURPOSE

The purposes for which this Corporation is organized are to do and transact any and all lawful business for which corporations may be organized under the Nebraska Business Corporation Act, including but not limited to acting as a wholesaler for the items and services described below in order that they might be sold at a reduced cost to the shareholders. The primary focus is for the purpose of buying, selling, trading, warehousing, transporting and otherwise dealing in pharmaceuticals, biologicals, insecticides, instruments, equipment and other items and services related to the practice of veterinary medicine.

                                   ARTICLE III
                                AUTHORIZED SHARES

The total authorized capital stock of the Corporation shall be thirty thousand (30,000) shares of common stock, and the common stock shall have par value of one dollar ($1.00) per share.

                                    ARTICLE IV
                                PREEMPTIVE RIGHTS

The shareholders of the Corporation shall not have preemptive rights.

                                    ARTICLE V
                         RESTRICTIONS ON STOCK OWNERSHIP

A. Unless otherwise approved by the Board of Directors, the Corporation shall sell shares of stock only to 1) individual licensed veterinarians; or 2) any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. The Corporation may sell shares to such veterinary practices which are locally operated but owned by a non-local entity.

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No solo practitioner or veterinary practice composed of multiple veterinarians may own more than one (1) share of the Corporation's stock. Veterinarians who have an interest in a veterinary practice with multiple veterinarians may not own stock if the practice already owns one (1) share of stock or if any of that veterinarian's fellow practitioners own one (1) share of stock.

B. If a shareholder owes money to the Corporation and fails to make payments by the due date, the Board of Directors shall have the option to repurchase the stock owned by the shareholder at the price the shareholder paid for the stock. This option shall extend for a period of six months after due date of the debt. In the event a shareholder is no longer qualified to be a shareholder under Article V(A) above, then the Corporation shall repurchase the stock owned by such shareholder, and such shareholder shall sell such stock to the Corporation, at the price the shareholder paid for such stock.

C. The Corporation shall sell a share of stock only to a qualified veterinarian or practice after the approval of the Board of Directors of the Corporation, at a price of $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. No shareholder of the Corporation may sell, assign, or otherwise transfer (including through any pledge or hypothecation) any stock of the Corporation held by such shareholder except in compliance with this Article V and the Bylaws.

                                   ARTICLE VI
                         RESTRICTIONS ON PRICE OF SALES

Unless otherwise approved by the Board of Directors, and unless otherwise restricted by contract, sales of products to shareholders shall be no more than 5% over the cost to the Corporation as determined by the Corporation's Certified Public Accountant.

                                   ARTICLE VII
                                    DIRECTORS

The Board of Directors shall be composed of eight (8) shareholders who are elected on staggered terms from eight geographic districts. The Board of Directors of the Corporation shall be divided into three classes of directors, Class I, Class II, and Class III. Class I shall consist of two directors, one from District 3 and one from District 7. Class II shall consist of three directors, one from each of the following Districts: 1, 2 and 6. Class III shall consist of three directors, one from each of the following Districts: 4, 5 and 8. The geographic boundaries of the Districts shall be provided for in the Bylaws of the Corporation and may be revised by the Board of Directors from time to time. In addition to the eight voting members, the Chairman Emeritus and the President shall be non-voting members of the Board of Directors.

Duly elected and qualified Class I directors shall serve until the 2000 annual meeting of shareholders, and thereafter, the terms of the Class I directors shall extend until the

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third succeeding annual meeting after each election of such directors. Duly elected and qualified Class II directors shall serve until the 2001 annual meeting of shareholders and, thereafter, the terms of Class II directors shall extend until the third succeeding annual meeting after each election of such directors. Duly elected and qualified Class III directors shall serve until the 2002 annual meeting of shareholders and thereafter, the terms of Class III directors shall extend until the third succeeding annual meeting after each election of such directors.

                                  ARTICLE VIII
                                   DISSOLUTION

Upon the liquidation or dissolution of the Corporation, in the event the Corporation has excess funds or assets after payment of all debts, liabilities and obligations legally owed by the Corporation, such funds or assets shall be distributed to the shareholders on an equal, per-share basis.

                                   ARTICLE IX
                                   AMENDMENTS

These Articles may be amended by the affirmative vote of more than 60% of the members of the Board of Directors unless either one of the following is applicable: 1) if 1/2 or more of the seats of the Board of Directors are vacant, then 75% or more affirmative vote of the remaining sitting members shall be required; or 2) the Nebraska Business Corporation Act requires otherwise.

                                    ARTICLE X
                                    LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for any failure to take action as a Director except for liability (i) for the amount of a financial benefit received by a Director to which he or she is not entitled; (ii) for intentional infliction of harm on the Corporation or its shareholders; (iii) for a violation of Neb. Rev. Stat. ss. 21-2096; and
(iv) for an intentional violation of criminal law.

         No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the Nebraska Business Corporation Act is hereafter amended to authorize the further elimination or limitation of liability of Directors, then the liability of Directors shall be eliminated or limited to the full extent authorized by the Nebraska Business Corporation Act as so amended.

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                                   ARTICLE XI
                                 INDEMNIFICATION

         To the extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture or other enterprise or as a trustee, officer, employee or agent of an employee benefit plan. Such indemnification shall be against expenses, including attorney fees, and except for actions by or in the right of the Corporation, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent permitted by law, the Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation against any liability asserted against such person while acting in such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

         The indemnity provided for by this Article shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of this Article be deemed to prohibit the Corporation from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Bylaws.

                                   ARTICLE XII
                     REGISTERED OFFICE AND REGISTERED AGENT

The street address of the registered office of the Corporation is: 10100 J Street, Omaha, Nebraska 68127 and the name of its registered agent at such address is: Dr. Lionel L. Reilly.

                                  ARTICLE XIII
                        NAME AND ADDRESS OF INCORPORATOR

The name and address of the Incorporator is: Richard E. Putnam, Baird, Holm, McEachen, Pedersen, Hamann & Strasheim, 1500 Woodmen Tower, Omaha, Nebraska 68102.

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I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a Corporation under the Nebraska Business Corporation Act adopt, sign and acknowledge these Articles of Incorporation this 20th day of August 1999.


                                             /s/ Richard E. Putnam
                                             ----------------------------
                                             Richard E. Putnam



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